Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Sara Brennan, 801/521-6970, sbrennan@phillipsedison.com

Phillips Edison-ARC Shopping Center REIT Advisors Waive REIT Internalization Fee

CINCINNATI, OH, August 25, 2010 - Phillips Edison - ARC Shopping Center REIT Inc. (“the Company”) announced today that its advisors, American Realty Capital II Advisors, LLC and Phillips Edison NTR LLC, (the “Advisors”) have agreed that the Company will not be required to pay any compensation to its Advisors in connection with an internalization transaction.

Typically, when a REIT in the public, non-traded industry reaches certain critical mass, its board of directors elects to internalize the management functions previously provided by an external advisor through a business combination transaction. Historically, the cost to the REIT shareholders of such action has run from $70 million to over $350 million.

“Waiving the possibility of receiving substantial consideration in connection with an internalization transaction is just one of many critical best practices the Company’s Advisors have adopted to better align our interests with those of our shareholders,” said Jeffrey Edison, CEO of Phillips Edison NTR.

“We are pleased that Phillips Edison shares our commitment to driving shareholder value. Phillips Edison – ARC now becomes the latest of our sponsored programs not subject to any internalization fee. This reflects another step our organization has taken to adopt best practices that have significant impact on shareholder equity,” said Nicholas S. Schorsch, CEO of American Realty Capital.

The sponsorship of Phillips Edison - ARC Shopping Center REIT represents a partnership between American Realty Capital, founded by Nicholas S. Schorsch and William Kahane, and Philips Edison Limited Partnership, founded by Jeffrey Edison and Michael Phillips.

Phillips Edison, a Company co-sponsor, is a real estate development company founded in 1991 which currently manages approximately 26 million square feet or $1.8 billion of retail real estate and real estate-related assets. American Realty Capital, a Company co-sponsor, is a real estate finance and investment firm. Realty Capital Securities, LLC, member FINRA, SIPC, is the dealer-manager for the Company.

This release contains forward-looking statements. These include statements regarding the intent, belief or current expectations of the Company as well as the assumptions on which such statements are based and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. These statements are subject to risks that may cause the Company’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. The following are some of the risks and uncertainties that could cause the Company’s actual results to differ materially from those presented in its forward-looking statements: the Company is in its formative stages, and the Company may not reach the size necessary to be able to internalize certain management functions. To date, the Company has no operations.

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